Exhibit 99.1


                             Corporate Headquarters:
                              Dorman Products, Inc.
                             3400 East Walnut Street
                           Colmar, Pennsylvania 18915
                               Fax: (215) 997-8577

For     Further Information Contact:            Visit our Home Page:
        Mathias J. Barton, CFO                  www.dormanproducts.com
        (215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended July 1, 2006

         Colmar, Pennsylvania (August 2, 2006) - Dorman Products, Inc., (NASDAQ:DORM) (formerly R&B, Inc. NASDAQ: RBIN) today reported sales increased 8% to $74.2 million for the second quarter ended July 1, 2006 from $68.6 million in the same period last year. Sales for the six months ended July 1, 2006 increased 10% to $143.1 million from $129.8 million in the same period last year. Revenue growth was primarily the result of increased sales from products introduced in the past two years.

         Results for the second quarter and six months ended July 1, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary (Scan-Tech). The charges, which are not tax deductible, were the result of a review of the Scan-Tech business in response to bad debt charge offs at two large customers and the resulting loss of those customers in the first half of the year. Total bad debt charges for the Swedish business were $0.6 million in the second quarter and $0.8 million for the six months ended July 1, 2006.

         Net income in the second quarter of 2006 was $0.9 million compared to net income of $4.6 million in the same period last year. Diluted earnings per share in the second quarter of 2006 decreased to $0.05 from $0.25 in the same period last year. Excluding the goodwill impairment and deferred tax write off, net income in the second quarter of 2006 was $4.1 million compared to net income of $4.6 million in the same period last year and fully diluted EPS in the second quarter of 2006 were $0.23 compared to $0.25 in the same period last year.

         Net income for the first six months of 2006 was $4.3 million compared to net income of $8.1 million in the same period last year. Diluted earnings per share for the first six months of 2006 decreased to $0.24 from $0.44 in the same period last year. Excluding the goodwill impairment and deferred tax write off, net income for the first half of the year was $7.6 million compared to net income of $8.1 million in the same period last year and fully diluted EPS in the second quarter of 2006 were $0.42 compared to $0.44 in the same period last year.

         Effective January 1, 2006, the Company adopted SFAS No. 123R, "Share-Based Payment" and related interpretations and began expensing the grant date fair value of employee stock options. Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options in the prior year. The Company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. The estimated impact of adopting SFAS No. 123R in 2006, is expected to reduce diluted earnings per share for the year by approximately $0.02.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "The $3.2 million second quarter charge related to our Scan-Tech business is a non-cash item and will not have a significant impact on our financial position or future results of operations. We remain fully committed to the Scan-Tech business and its customer base despite the recent disappointments. Overall results for the quarter before the goodwill charge and the Scan-Tech bad debt write offs were flat and below expectation despite strong new product sales. We remain confident in and committed to our long term strategy of growing sales through new products, and leveraging operating expenses with this sales growth.

         Dorman Products, Inc., is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), Pik-A-Nut(R) and Scan-Tech(R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Item1A - Risk Factors."



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                       13 Weeks             13 Weeks
Second Quarter (unaudited)          7/01/06   Pct.       6/25/05   Pct.
Net sales                          $ 74,187  100.0      $ 68,611  100.0
Cost of goods sold                   47,500   64.0        43,668   63.6
Gross profit                         26,687   36.0        24,943   36.4
Selling, general and
 administrative expenses             19,333   26.1        16,925   24.7
Goodwill impairment                   2,897    3.9             -      -
Income from operations                4,457    6.0         8,018   11.7
Interest expense, net                   631    0.8           682    1.0
Income before income taxes            3,826    5.2         7,336   10.7
Provision for income taxes            2,910    4.0         2,708    4.0
Net income                         $    916    1.2      $  4,628    6.7
Earnings per share
     Basic                         $   0.05      -      $   0.26      -
     Diluted                       $   0.05      -      $   0.25      -
Average shares outstanding
     Basic                           17,730      -        17,927      -
     Diluted                         18,147      -        18,464      -


                                           26 Weeks 26 Weeks
Year-to-Date (unaudited)            7/01/06   Pct.       6/25/05   Pct.
Net sales                         $ 143,052  100.0     $ 129,842  100.0
Cost of goods sold                   91,676   64.1        82,206   63.3
Gross profit                         51,376   35.9        47,636   36.7
Selling, general and
 administrative expenses             37,992   26.6        33,548   25.8
Goodwill impairment                   2,897    2.0             -      -
Income from operations               10,487    7.3        14,088   10.9
Interest expense, net                 1,221    0.8         1,289    1.0
Income before income taxes            9,266    6.5        12,799    9.9
Provision for income taxes            4,930    3.5         4,717    3.7
Net income                         $  4,336    3.0      $  8,082    6.2
Earnings per share
     Basic                         $   0.24      -      $   0.45      -
     Diluted                       $   0.24      -      $   0.44      -
Average shares outstanding
     Basic                           17,738      -        17,906      -
     Diluted                         18,153      -        18,457      -



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                      7/1/06                     12/31/05
Assets:                            (unaudited)
Cash and cash equivalents            $  4,891                   $  2,944
Accounts receivable                    61,597                     64,778
Inventories                            75,994                     75,535
Deferred income taxes                  10,033                      9,560
Prepaid expenses                        1,672                      1,545
Total current assets                  154,187                    154,362
Property & equipment                   28,025                     27,473
Goodwill                               27,000                     29,617
Other assets                              920                        704
Total assets                         $210,132                   $212,156

Liability & Shareholders' Equity:
Current portion of long-term debt    $  8,571                   $  8,571
Accounts payable                       12,143                     14,739
Accrued expenses and other             12,091                     15,240
Total current liabilities              32,805                     38,550
Long-term debt and other               25,643                     27,869
Deferred income taxes                   7,768                      7,195
Shareholders' equity                  143,916                    138,542
Total Liabilities and Equity         $210,132                   $212,156


Selected Cash Flow Information:
(in thousands)                      13 Weeks (unaudited)   26 Weeks (unaudited)
                                    --------------------   --------------------

                                    7/01/06     6/25/05     7/01/06     6/26/05
Depreciation and
amortization                        $ 1,659     $ 1,448     $ 3,281    $  2,774
Capital Expenditures                $ 2,293     $ 1,953     $ 3,795     $ 4,113



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)


During the second quarter of 2006 the Company recorded a $3.2 million non-cash write-down for goodwill impairment ($2.9 million) and the write off of deferred tax benefits ($0.3 million) associated with the Company's Swedish operation (Scan-Tech). This press release contains non-GAAP measures which adjust current year net income and fully diluted earnings per share to exclude the impact of these charges. The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and fully diluted earnings per share follows:

                                           13 Weeks (unaudited)
                             _________________________________________________
                             July 1, 2006      June 25, 2005       % Change
Net Income, as reported      $        916      $       4,628         -80.2%
Add: Goodwill and deferred
tax write offs                      3,216                 -             N/A
                             --------------------------------------------------
Net Income, as adjusted      $      4,132      $       4,628         -10.7%
                             __________________________________________________

Fully Diluted EPS,
as reported                  $      0.05       $        0.25         -80.0%
Add: Goodwill and
deferred tax write offs             0.18                   -            N/A
                             --------------------------------------------------
Fully Diluted, as adjusted   $      0.23       $        0.25          -8.0%
                             __________________________________________________


                                           26 Weeks (unaudited)
                             _________________________________________________
                             July 1, 2006      June 25, 2005       % Change
Net Income, as reported      $      4,336      $       8,082         -46.3%
Add: Goodwill and deferred
tax write offs                      3,216                 -             N/A
                             --------------------------------------------------
Net Income, as adjusted      $      7,552      $       8,082          -6.6%
                             __________________________________________________

Fully Diluted EPS,
as reported                  $      0.24       $        0.44         -45.5%
Add: Goodwill and
deferred tax write offs             0.18                   -            N/A
                             --------------------------------------------------
Fully Diluted, as adjusted   $      0.42       $        0.44          -4.5%
                             __________________________________________________